Exhibit 99.1

Body Central Corp. Announces Fourth Quarter 2012 Sales Results

And Revises Guidance

Jacksonville, FL — January 15, 2013 — Body Central Corp. (Nasdaq: BODY) today announced sales results for the fourth quarter and fiscal year ended December 29, 2012 and lowered guidance for fourth quarter 2012 results.

Sales results for the fourth quarter ended December 29, 2012:

•                  Net revenues for the quarter increased 0.4% to $81.0 million, compared to $80.7 million for the fourth quarter of 2011.

•                  Store sales increased 1.2% to $73.8 million. Comparable store sales decreased 11.6%.

•                  Based on sales results in the fourth quarter, the Company now expects fourth quarter diluted EPS to be in the range of $0.10 to $0.12 per share.

•                  The Company opened 13 stores in the quarter and operated 276 stores as of December 29, 2012.

Sales results for the fifty-two weeks ended December 29, 2012:

•                  Net revenues increased 4.9% to $311.0 million from $296.5 million for the same period a year ago.

•                  Store sales rose 5.1% to $275.1 million driven primarily by a 15% increase in store count offset by a comparable store sales decrease of 8.1%.

•                  The Company now expects full year diluted EPS to be in the range of $0.68 to $0.70 per share.  Also included in the full year EPS estimate is the $600,000 pre-tax charge (or $0.02 per share) taken in the third quarter related to severance expense for the former CEO.

Tom Stoltz, Body Central’s interim CEO, COO, and CFO stated: “We are disappointed in our recent results as sales trends did not improve from the third quarter.  We were more promotional than planned during December in response to the competitive environment which resulted in weaker merchandise margins.  While we believe that our current initiatives will have a positive impact on the business, we now anticipate that it will be later in 2013 before they have a meaningful impact on our performance.”

Reported results are preliminary and remain subject to adjustment until the filing of our Form 10-K with the SEC.

About Body Central

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices. As of December 29, 2012 the Company operated 276 specialty apparel stores in 26 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

CONTACT:

Tom Stoltz

Body Central Corp.

Interim CEO, COO and CFO

904-207-6720

tstoltz@bodyc.com

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) our ability to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) our new stores or existing stores achieving sales and operating levels consistent with our expectations;  (6) the success of the malls and shopping centers in which our stores are located; (7) our dependence on a strong brand image; (8) our direct business growing consistently with our growth strategy; (9) our information technology systems supporting our current and growing business, before and after our planned upgrades; (10) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (11) our dependence upon key executive management or our inability to hire or retain additional personnel;  (12) disruptions in our supply chain and distribution facility; (13) our lease obligations; (14) our reliance upon independent third-party transportation providers for all of our product shipments; (15) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (16) the seasonality of our business; (17) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (18) the impact of governmental laws and regulations and the outcomes of legal proceedings;  (19) our maintaining effective internal controls; and (20) our ability to protect our trademarks or other intellectual property rights.